EXHIBIT 99.1

Contact:

David Anderson

Vice President, Chief Financial Officer and

Air & Liquid Processing President

(412) 246-4010

danderson@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

November 10, 2026

Ampco-Pittsburgh Corporation Announces Third Quarter 2026 Results

Third Quarter 2026 Highlights:

•
Net sales increased 3% versus prior year to $111.7 million
o
Forged and Cast Engineered Products Net sales of $68.9 million
o
Air and Liquid Processing Net sales of $42.8 million
•
Net income attributable to Ampco of $0.5 million; $0.02 per share
•
Adjusted EBITDA increased 2% to $9.4 million versus prior year
•
Cash from operations and free cash flow increased $15.5 and $15.1 million respectively versus prior year
•
Total debt of $120.3 million. Net debt reduced $19.5 million to $111.0 million from June 30, 2026
•
Backlog has increased $50.6 million in 2026 to $379.5 million

Carnegie, PA, November 10, 2026 —Ampco-Pittsburgh Corporation (the “Company” or “Ampco”) (NYSE: AP) announced financial results for its third quarter ended September 30, 2026 (“Third Quarter 2026”).

"Our third quarter reflects the progress we have made in building a stronger, more profitable Ampco-Pittsburgh," said Brett McBrayer, CEO of Ampco-Pittsburgh. "Even in a seasonally slower quarter, both segments improved profitability compared to the prior year period, we generated strong cash flow through disciplined working capital management, and we used it to pay down debt and strengthen our financial flexibility.

In the Forged and Cast Engineered Products segment, the benefits of our 2025 strategic actions are reflected in the financial results, with higher adjusted operating income on lower sales as our Sweden facility has ramped up to our desired capacity. We believe the North American steel market conditions continue to improve. Ahead of an increasing order book for 2027, in the third quarter we also extended our seasonal outage at our US Burgettstown facility for maintenance designed to extend the useful life of an existing forge press asset. Air and Liquid Processing continues to execute well, with sales up 17% on demand from power generation, U.S. Navy programs and air handling markets. Our priorities are to execute, convert demand into earnings and cash flow, and keep strengthening the balance sheet so we can capitalize on opportunities across our end markets."

Third Quarter 2026 Results

Net sales for the Third Quarter 2026 were $111.7 million, compared to $108.0 million in the prior-year period. Higher sales in the Air and Liquid Processing segment more than offset lower sales in the Forged and Cast Engineered Products segment, primarily reflecting the closure of the U.K. cast roll facility included in prior-year results.

Net income attributable to Ampco-Pittsburgh improved to $0.5 million, or $0.02 per share, compared to a net loss of $2.2 million, or $0.11 per share, in the prior-year period. The prior-year period included costs to exit the U.K. operations of $3.1 million, or $0.15 per share. Actions taken during 2025 continued to benefit financial results, with higher adjusted operating income in both segments, including Forged and Cast Engineered Products on lower sales, reflecting improved manufacturing efficiency and the continued ramp-up of the Company's Sweden facility. These benefits were largely offset by higher corporate costs and foreign exchange losses.

Adjusted EBITDA increased 2% to $9.4 million from $9.2 million in the prior-year period. The increase was achieved in a quarter that included the normal annual maintenance outage in the U.S. and summer shutdowns in Europe and reflects continued execution of initiatives to improve manufacturing efficiency and profitability. Adjusted EBITDA margin was 8.4%, compared to 8.5% in the prior-year period.

Backlog

Backlog at September 30, 2026, increased $50.6 million versus December 31, 2025 to $379.5 million, reflecting stronger customer order activity and improving demand conditions. The Air and Liquid Processing segment continues to see strong demand in the power generation and U.S. Navy markets. In the Forged and Cast Engineered Products segment, order activity improved for roll products, particularly in North America, as steel market conditions are benefiting from the non-residential construction, onshoring and infrastructure spending. Overall, backlog and order trends point to improving demand and a continued shift toward higher-value opportunities, supporting a favorable outlook through 2026 and into 2027.

Third Quarter 2026 Segment Results

Forged and Cast Engineered Products

Net sales for the Forged and Cast Engineered Products segment were $68.9 million, a decrease of 4% compared to $71.5 million in the prior-year period. The decrease primarily reflected the closure of the U.K. plant that was included in 2025 results. Excluding prior-year U.K. sales, segment net sales increased approximately 10%. Adjusted operating income was $7.7 million, an increase of 9.0% compared to the prior-year period.

Performance in the quarter reflected the benefits of actions implemented during 2025, including the closure of the U.K. facility and the ramp-up of the Company's Sweden facility, together with continued customer activity for roll products in North America. Results were delivered through the normal annual summer shutdowns in Europe and maintenance outage in the U.S. Ahead of an increasing order book for 2027, during the third quarter we also extended our seasonal outage at our US Burgettstown facility for maintenance designed to extend the useful life of an existing forge press asset.

Air and Liquid Processing

Net sales for the Air and Liquid Processing segment increased 17% to $42.8 million from $36.5 million in the prior-year period, reflecting continued growth across the segment. Adjusted operating income increased 9% to $4.8 million from $4.4 million in the prior-year period.

Performance in the quarter was driven by strong growth in custom air handling systems, together with continued demand for commercial pumps supporting power generation and pumps supporting U.S. Navy programs. Profitability reflected the mix of products shipped in the quarter, while ongoing operational improvement initiatives continued to support manufacturing efficiency and capacity.

Balance Sheet and Liquidity

As of September 30, 2026, the Company had $9.3 million of cash and cash equivalents and total liquidity of $31.5 million.

Net cash flows provided by operating activities for the Third Quarter 2026 increased $15.5 million to $21.8 million from $6.3 million in the prior-year period. The improvement reflects stronger operating performance and working capital management, including lower accounts receivable and higher customer deposits. Capital expenditures were $2.7 million, resulting in free cash flow of $19.7 million, compared to free cash flow of $4.6 million in the prior-year period. Capital expenditures were lower than the prior-year period. Spending moderated from the elevated first half of 2026, which reflected equipment and capacity investments across both segments. Current capital spending levels remain consistent with the Company's full-year plan.

The Company used its strong cash generation to voluntarily pay down debt, further strengthening its financial flexibility. Net debt was $111.0 million as of September 30, 2026 (defined as total debt less cash and cash equivalents), compared to $120.3 million as of September 30, 2025, and was reduced by $19.5 million from $130.5 million as of June 30, 2026.

Full Year 2026 Outlook

The Company continues to see healthy demand across its key markets. Air and Liquid Processing is supported by power generation and U.S. Navy programs, while Forged and Cast Engineered Products continues to benefit from North American roll product demand and the improvement in steel market conditions from 2025 levels.

Cash generation and debt reduction have strengthened the Company's financial flexibility as it works to convert backlog into earnings and cash flow. Timing of customer requirements and shipments can affect quarterly results, and certain Forged and Cast Engineered Products activity previously anticipated in 2026 now extends into 2027. Current demand and order trends continue to support a favorable outlook into 2027.

Teleconference Access

Ampco will hold a conference call on Tuesday, November 10, 2026, at 8:30 a.m. Eastern Time (ET) to discuss its financial results for the three and nine months ended September 30, 2026. The Company encourages participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, please go https://dpregister.com/sreg/10211575/104c145a94f

Those without internet access or unable to pre-register may dial in by calling:

• Participant Dial-in (Toll Free): 1-844-308-3408

• Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will become available on our website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, Sweden, and Slovenia and participates in two operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters are located in Carnegie, Pennsylvania.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of Ampco-Pittsburgh Corporation and its subsidiaries (collectively, “we,” “us,” “our,” or the “Corporation”). This press release may include, but are not limited to, statements about operating performance, trends and events we expect or anticipate will occur in the future, statements about sales and production levels, timing of orders for our products, restructurings, the impact from pandemics and geopolitical conflicts, profitability and anticipated expenses, inflation, the global supply chain, the continued impact of tariffs, global trade conditions, the number and size of asbestos-related claims and sufficiency of asbestos-related insurance coverage, our ability to convert backlog to revenues in a timely manner, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “target,” “goal,” “forecast,” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For us, these risks and uncertainties include, but are not limited to: inability to maintain adequate liquidity to meet our operating cash flow requirements, debt service costs, net asbestos payments, and other financial obligations; cyclical demand for our products, economic downturns and insufficient demand for our products; excess global capacity in the steel industry; inability to successfully restructure our operations, complete internal reorganizations, scale our operations, and/or invest in operations that will yield optimal long-term value to our shareholders; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; limitations in availability of capital to fund our strategic plans or at acceptable interest rates; fluctuations in the value of the U.S. dollar and the functional (local) currency of our subsidiaries relative to other currencies; changes in the global economic environment, inflation, the ongoing impact of tariffs, elevated interest rates, recessions or prolonged periods of slow economic growth, global instability, consequences of pandemics, and actual and threatened geopolitical conflict; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply, or shortages of key production materials for us or our customers; inability to maintain compliance with the covenants, representations, or warranties of our various debt agreements; inoperability of certain equipment on which we rely; work stoppage or another industrial action on the part of any of our unions; changes in the existing regulatory environment; inability to satisfy the continued listing requirements of the New York Stock Exchange; failure to maintain an effective system of internal control; potential attacks on information technology infrastructure and other cyber-based business disruptions; and those discussed more fully elsewhere in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly Report on Form 10-Q.

Additionally, as it relates to the insolvency proceedings of Union Electric Steel UK Limited (“UES-UK”), any forward-looking statements are subject to risks and uncertainties related to such proceedings, including but not limited to: the actions of the certain insolvency practitioners of FRP Advisory Trading Limited as administrators of UES-UK and the High Court of Justice, Business and Property Courts at Leeds; the interpretation and application of U.K. insolvency law; potential claims by creditors or other stakeholders; the ability to recover assets; the rights of purported secured creditors to satisfy their claims and reduce our obligations to them; and the broader impact on the Corporation’s condensed consolidated financial condition, results of operations, and strategic plans.

We cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

NON-GAAP FINANCIAL MEASURES

The Corporation presents non-GAAP adjusted EBITDA, non-GAAP adjusted income from operations, non-GAAP free cash flow and non-GAAP net debt. Non-GAAP adjusted EBITDA is calculated as net income (loss) excluding interest expense, other (expense) income - net, income tax provision, depreciation and amortization, and stock-based compensation along with significant charges or credits that are one-time charges or credits, unrelated to the Corporation’s ongoing results of operations, or beyond its control. Non-GAAP adjusted income from operations is calculated as income (loss) from operations excluding depreciation and amortization and stock-based compensation along with significant charges or credits that are one-time charges or credits, unrelated to the segment’s ongoing results of operations, or beyond its control. During the nine months ended September 30, 2026, non-GAAP adjusted EBITDA and non-GAAP adjusted income from operations were adjusted to exclude a change in the estimated recovery from the structured insolvency of our U.K. cast roll legal entity. During the three and nine months ended September 30, 2025, non-GAAP adjusted EBITDA and non-GAAP adjusted income from operations were adjusted to exclude severance and other exit costs (including accelerated depreciation) associated with our exit from U.K. cast roll operations and a non-core steel distribution facility. In addition, for the nine months ended September 30, 2025, the non-GAAP financial measures were adjusted to exclude the benefit resulting from employee-retention credits received. Non-GAAP free cash flow is calculated as cash provided by (used in) operating activities, purchase of property, plant and equipment, proceeds from government grants, used for purchase of equipment, and proceeds from the sale of property, plant and equipment. Non-GAAP net debt is calculated as total debt, less cash and cash equivalents. These non-GAAP financial measures are not based on any standardized methodology prescribed by accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.

These measures are key measures used by the Corporation's management and Board of Directors to understand and evaluate the operating performance of the Corporation and its segments. The Corporation's management and Board of Directors believe non-GAAP adjusted EBITDA and non-GAAP adjusted income from operations enhance comparability to companies in its stated industry peer group. Additionally, a portion of the incentive and compensation arrangements for certain employees is based on the Corporation’s business performance.

The Corporation believes these non-GAAP financial measures help identify underlying trends in its business that otherwise could be masked by the effect of the items it excludes from adjusted EBITDA and adjusted income from operations. The Corporation also believes these non-GAAP financial measures provide useful information to management, shareholders and investors, and others in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects and allowing for greater transparency with respect to key financial metrics used by the Corporation’s management in its financial and operational decision-making. In particular, the Corporation believes the exclusion of the change in estimated recovery, severance and other exit costs and employee-retention credits received can provide a useful measure for period-to-period comparisons of the Corporation’s core business performance.

Non-GAAP adjusted non-GAAP adjusted EBITDA, non-GAAP adjusted income from operations, non-GAAP free cash flow and non-GAAP net debt are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted EBITDA, rather than net income (loss), non-GAAP adjusted income from operations, rather than income (loss) from operations, non-GAAP free cash flow, rather than cash provided by (used in) operating activities, and non-GAAP net debt, rather than total debt which are the nearest GAAP equivalents. Among other things, there can be no assurance that additional expenses similar to the change in estimated recovery, the severance and other exit costs (including accelerated depreciation) or additional benefits similar to the employee-retention credits will not occur in future periods.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,

	2026	2025	2026	2025

Total net sales	$111,699	$108,009	$322,944	$325,378

Costs of products sold (excl. depreciation and amortization)	89,326	86,656	256,756	260,741
Selling and administrative	13,535	12,738	40,336	39,365
Depreciation and amortization	4,130	7,091	12,614	17,095
Change in estimated recovery, UES-UK	-	-	875	-
Severance charge	-	165	-	6,019
Loss on disposal of assets	92	236	113	263
Total operating costs and expenses	107,083	106,886	310,694	323,483

Income from operations	4,616	1,123	12,250	1,895

Other expense - net:
Interest expense	(2,766)	(3,001)	(8,280)	(8,552)
Other (expense) income — net	(370)	748	771	1,349
Total other expense — net	(3,136)	(2,253)	(7,509)	(7,203)

Income (loss) before income taxes	1,480	(1,130)	4,741	(5,308)
Income tax provision	(346)	(525)	(1,608)	(1,176)

Net income (loss)	1,134	(1,655)	3,133	(6,484)

Less: Net income attributable to noncontrolling interest	676	556	2,053	1,920
Net income (loss) attributable to Ampco-Pittsburgh	$458	$(2,211)	$1,080	$(8,404)

Net income (loss) per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.02	$(0.11)	$0.05	$(0.42)
Diluted	$0.02	$(0.11)	$0.05	$(0.42)

Weighted-average number of common shares outstanding:
Basic	20,614	20,227	20,429	20,106
Diluted	21,634	20,227	21,422	20,106

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands, except percentages)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted EBITDA and non-GAAP adjusted income from operations as supplemental financial measures to GAAP financial measures.

The following is a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to non-GAAP adjusted EBITDA for the three and nine months ended September 30, 2026 and 2025, respectively:

	Three months ended		Nine months ended
	September 30,		September 30,

	2026	2025	2026	2025

Net income (loss) (GAAP)	$1,134	$(1,655)	$3,133	$(6,484)
Add (deduct):
Interest expense	2,766	3,001	8,280	8,552
Other (expense) income — net	370	(748)	(771)	(1,349)
Income tax provision	346	525	1,608	1,176
Income from operations	4,616	1,123	12,250	1,895
Add:
Depreciation and amortization(1)	4,130	7,091	12,614	17,095
Stock-based compensation	609	334	1,368	972
Change in estimated recovery, UES-UK	-	-	875	-
Severance and other exit costs	-	662	-	6,758
Employee-retention credits	-	-	-	(735)
EBITDA, as adjusted (Non-GAAP)	$9,355	$9,210	$27,107	$25,985

Net sales	$111,699	$108,009	$322,944	$325,378
Net income (loss) (GAAP) margin	1.02%	(1.53)%	0.97%	(1.99)%
Adjusted EBITDA (Non-GAAP) margin	8.38%	8.53%	8.39%	7.99%

(1) Depreciation and amortization expense for the three and nine months ended September 30, 2025 includes accelerated depreciation of $2,407 and $3,061, respectively, attributable to exiting the U.K. operations and a small steel distribution business.

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE, CONTINUED

(in thousands, except percentages)

The following is a reconciliation of Income (loss) from operations, the most directly comparable GAAP financial measure, to non-GAAP adjusted income from operations for the three and nine months ended September 30, 2026 and 2025, respectively:

	Three months ended September 30,
	2026				2025
	FCEP	ALP	Corporate (1)	Ampco Consolidated	FCEP	ALP	Corporate (1)	Ampco Consolidated
Income (loss) from operations	$3,922	$4,512	$(3,818)	$4,616	$(401)	$4,160	$(2,636)	$1,123
Add:
Depreciation and amortization(2)	3,780	336	14	4,130	6,807	284	-	7,091
Stock-based compensation	-	-	609	609	-	-	334	334
Severance and other exit costs	-	-	-	-	662	-	-	662
Income from operations, as adjusted (Non-GAAP)	$7,702	$4,848	$(3,195)	$9,355	$7,068	$4,444	$(2,302)	$9,210

Net sales	$68,906	$42,793		$111,699	$71,467	$36,542		$108,009
Adjusted margin from operations	11.18%	11.33%		8.38%	9.89%	12.16%		8.53%

	Nine months ended September 30,
	2026				2025
	FCEP	ALP	Corporate (1)	Ampco Consolidated	FCEP	ALP	Corporate (1)	Ampco Consolidated
Income (loss) from operations	$8,749	$14,822	$(11,321)	$12,250	$(459)	$11,576	$(9,222)	$1,895
Add:
Depreciation and amortization	11,567	1,013	34	12,614	16,259	836	-	17,095
Stock-based compensation	-	-	1,368	1,368	-	-	972	972
Change in estimated recovery, UES-UK	875	-	-	875	-	-	-	-
Severance and other exit costs	-	-	-	-	6,758	-	-	6,758
Employee retention credits	-	-	-	-	(456)	(279)	-	(735)
Income from operations, as adjusted (Non-GAAP)	$21,191	$15,835	$(9,919)	$27,107	$22,102	$12,133	$(8,250)	$25,985

Net sales	$207,026	$115,918		$322,944	$221,663	$103,715		$325,378
Adjusted margin from operations	10.24%	13.66%		8.39%	9.97%	11.70%		7.99%

(1) Corporate represents the operating expenses of the corporate office and other costs not allocated to the segments.

(2) Depreciation and amortization expense for the three and nine months ended September 30, 2025 includes accelerated depreciation of $2,407 and $3,061, respectively, attributable to exiting the U.K. operations and a small steel distribution business.

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE, CONTINUED

(in thousands)

The following is a reconciliation of net cash flows provided by (used in) operating activities, the most directly comparable GAAP financial measure, to non-GAAP free cash flow for the three and nine months ended September 30, 2026 and 2025, respectively:

	For the three months ended September 30,		For the nine months ended September 30,

	2026	2025	2026	2025

Net cash flows provided by (used in) operating activities	$21,790	$6,251	$23,723	$(1,363)

Add:
Purchases of property, plant and equipment	(2,675)	(2,973)	(11,809)	(6,634)
Proceeds from government grants, used for purchase of equipment	612	1,020	612	1,343
Proceeds from sale of property, plant and equipment	7	297	14	297

Free Cash Flow (non-GAAP)	$19,734	$4,595	$12,540	$(6,357)

The following is a reconciliation of total debt, the most directly comparable GAAP financial measure, to non-GAAP net debt as of September 30, 2026 and 2025 and June 30, 2026, respectively:

	As of September 30,		As of June 30,

	2026	2025	2026

Debt – current portion	$14,571	$16,255	$17,284
Long-term debt	105,744	118,959	120,283
Total Debt	120,315	135,214	137,567

Less: Cash and cash equivalents	(9,320)	(14,958)	(7,047)

Total Debt, net of cash and cash equivalents (non-GAAP)	$110,995	$120,256	$130,520